VSE Reports First Quarter 2009 Results

         Company Earns $0.91 Per Diluted Share in Quarter (up 28%);
                            Revenues Increase 27%


       Alexandria, Virginia, April 29, 2009 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the periods ended March 31, 2009 and 2008:

VSE Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except share and per share amounts)
_______________________________________________________________________________
	               				         Three Months Ended
                                 		              March 31,
                                                       2009		2008

Revenues . . . . . . . . . . . . . . .            $ 240,455        $ 188,723
Contract costs . . . . . . . . . . . .              232,809          182,816
                                                  --------         ---------
Gross profit . . . . . . . . . . . . .                7,646            5,907
Selling, general and administrative
  expenses . . . . . . . . . . . . . .                  202              163
Interest income, net . . . . . . . . .	                (59)	        (147)
                                                  ---------        ---------
Income before income taxes . . . . . .                7,503            5,891
Provision for income taxes . . . . . .                2,863            2,293
                                                  ---------        ---------
Net income . . . . . . . . . . . . . .            $   4,640        $   3,598
                                                  =========        =========

Basic earnings per share . . . . . . .            $    0.91        $    0.71
                                                  =========        =========
Basic weighted average shares
  outstanding  . . . . . . . . . . . .            5,112,356        5,058,784
                                                  =========        =========

Diluted earnings per share . . . . . .            $    0.91        $    0.71
                                                  =========        =========
Diluted weighted average shares
  outstanding  . . . . . . . . . . . .            5,126,629        5,086,670
                                                  =========        =========

Dividends declared per share  		          $   0.045	   $   0.040
                                                  =========        =========

Financial Results

       VSE revenues increased approximately $52 million (up 27%) for the three-month period of 2009 compared to the same period of 2008. The increase is due primarily to: an increase in our Communications and Engineering Division (CED) revenues from work on contract task orders, including the Route Clearing Vehicle Modernization program; an increase in International Group revenues; the inclusion of G&B Solutions revenues in our consolidated financial results in 2009 as compared to 2008 when G&B had not yet been acquired; and growth in the equipment refurbishment services provided by our Engineering and Logistics (ELD) division.

                                  - more -

VSE Corporation News Release (continued)

       VSE net income increased approximately $1.04 million (up 29%) for the three-month period of 2009 compared to the same period of 2008. The increase in net income was primarily due to the profits associated with the increases in revenues reported above and to the profits earned by our information technology services subsidiary G&B Solutions.

       VSE's funded backlog was approximately $555 million at March 31, 2009 compared to approximately $567 million at December 31, 2008.

CEO Comments

	VSE CEO Mo Gauthier commented, "VSE continues to grow and our revenues have increased by meeting requirements from existing and new customers. Profits have increased as our volume increases, and improving our margins remains a top goal. Our key indicators are positive, including significant new contract awards, identified opportunities for new work, and a substantial increase in employees. Since the beginning of 2008 to the end of the first quarter of 2009, we have nearly doubled our employee count from 1,223 to 2,244. The current prospects for 2009 continue to be favorable; however, 2009 is a federal government transition year and government spending priorities may change in ways that we cannot predict. We look forward to reporting on our progress."

VSE Services

       VSE marked its 50th year as a government contractor in January 2009. Established in 1959, VSE is a diversified professional services company providing engineering and consulting services, systems integration, infrastructure support, and information technology management and solutions, principally to agencies of the United States Government and other government prime contractors at locations across the United States and around the world. For additional information on VSE services and products, please see our web site at www.vsecorp.com or contact Randy Hollstein, Corporate Vice President of Marketing, at (703) 329-3206.

       The company encourages investors and others to review the detailed reporting and disclosures contained in VSE public filings for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

VSE News Contact: Keren Ackerman -- (703) 329-4605.

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